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                                                                   Exhibit 5.1



                                                                 July 25, 2000

Asta Funding, Inc.
210 Sylvan Avenue
Englewood Cliffs, NJ 07632

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 120,000 shares of common stock, par value $.01 per share, of Asta Funding, Inc., a Delaware corporation (the "Company"), issuable upon exercise of currently outstanding warrants (the "Issuable Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the Issuable Shares have been duly authorized, and when issued in accordance with the terms and conditions of such warrants (including the due payment of any exercise price therefore specified in such warrants), will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ LOWENSTEIN SANDLER PC
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